THIRD AMENDED AND RESTATED
SHARE REDEMPTION PROGRAM

Adopted January 19, 2023

The board of trustees (the “Board”) of Griffin Realty Trust, a Maryland real estate investment trust (the “Company”), has adopted an amended and restated Share Redemption Program (the “SRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter, as amended and supplemented, unless otherwise defined herein.

(1)           Qualifying Shareholders. “Qualifying Shareholders” are holders of the Company’s shares of any class of Common Shares (the “Shares”) or authorized representatives of such shareholders seeking redemption upon a shareholder’s death, Qualifying Disability (as defined in paragraph 6) or Determination of Incompetence (as defined in paragraph 7). Notwithstanding the foregoing, this SRP is only available for shareholders who acquired their Shares directly from the Company or through one or more non-cash transactions from the original purchaser of the Shares. In other words, once Shares are transferred for value by a shareholder, the transferee and all subsequent holders of the Shares are not eligible to participate in this SRP.

(2)          Share Redemption. Subject to the terms and conditions of this SRP, including the limitations on redemptions set forth in paragraph 4 and the procedures for redemption set forth in paragraph 5, the Company will redeem such number of Shares as requested by a Qualifying Shareholder.

(3)           Redemption Price. The redemption price for all Shares will be the most recent published estimated net asset value (“NAV”) per share of the applicable class of Common Shares as of the applicable Redemption Date (as defined in paragraph 5).

(4)           Limitations on Redemption. Notwithstanding anything contained in this SRP to the contrary, the Company’s obligation to redeem Shares pursuant to this SRP is limited by each of the following:

(a)       During each calendar quarter/year, redemptions will be limited to a quarterly/annual dollar amount determined by the Board, which may be reviewed during the year and increased or decreased upon ten business days’ notice to the Company’s shareholders. The Company may provide notice by including such information (i) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission (the “SEC”) or (ii) in a separate mailing to the shareholders.

(b)      During any calendar year, with respect to each class of Shares, the Company may redeem no more than 5% of the weighted-average number of Shares of such class outstanding during the prior calendar year.

(5)           Procedures for Redemption. The Company has engaged a third party to administer the SRP. Upon any change to the identity or the mailing address of the program administrator, the Company will notify shareholders of such change. The date on which the Company will redeem Shares (the “Redemption Date”) will be the last business day of each quarter, provided, that the first Redemption Date following the Company’s announcement of an estimated NAV for each class of Shares shall be no less than 10 business days after the Company’s announcement of such NAVs in a public filing with the SEC, and the Redemption Date shall be set forth in such filing. Settlements of redemptions will be made within the first three business days following the Redemption Date.

For a shareholder’s Shares to be eligible for redemption in a given quarter, the program administrator must receive a written redemption request from the shareholder or from an authorized representative of the shareholder setting forth the number of Shares requested to be redeemed by 3:00 p.m. Central on the fifth business day before the Redemption Date. If the Company cannot repurchase all Shares presented for redemption in any month because of the limitations on redemptions set forth in paragraph 4, then the Company will honor redemption requests on a pro rata basis, except that if a pro rata redemption would result in a shareholder owning less than $2,500 of Shares, then the Company will redeem all of such shareholder’s Shares to the extent there are funds available.

If the Company does not completely satisfy a redemption request on a Redemption Date because the program administrator did not receive the request in time, because of the limitations on redemptions set forth in paragraph 4, or because of a suspension of the SRP, then the Company will treat the unsatisfied portion of the redemption request as a request for redemption at the next Redemption Date funds are available for redemption or at the next Redemption Date following the resumption of the SRP, unless the redemption request is withdrawn. Any shareholder can withdraw a redemption request by sending written notice to the program administrator, provided such notice is received by 3:00 p.m. Central time on the Redemption Date.

Notwithstanding anything herein to the contrary, if any shareholder fails to maintain the minimum balance of $2,500 of Shares as of a Redemption Date, the Company may redeem all of the Shares held by that shareholder at the redemption price in effect on the applicable Redemption Date. Minimum account redemptions will apply even if the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV.

(6)           Qualifying Disability Determinations. In order for a disability to entitle a shareholder to the redemption terms available for a “Qualifying Disability” under this SRP (x) the shareholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the shareholder acquired the Shares to be redeemed, and (y) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the shareholder could be eligible to receive (the “Applicable Government Agency”). The Applicable Government Agencies are limited to the following: the Social Security Administration, the U.S. Office of Personnel Management or the Veteran’s Benefit Administration.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums, will not entitle a shareholder to the redemption terms available for a “Qualifying Disability” under this SRP. Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability, a Veteran’s Benefits disability-related discharge or such other documentation issued by the Applicable Governmental Agency that the Company deems acceptable and that demonstrates an award of the disability benefits.

The following disabilities do not entitle a worker to Social Security disability benefits:

(a)       disabilities occurring after the legal retirement age;

(b)       temporary disabilities; and

(c)       disabilities that do not render a worker incapable of performing substantial gainful activity.

(7)         Determination of Incompetence. In order for a determination of incompetence or incapacitation to entitle a shareholder to the redemption terms available for a “Determination of Incompetence” under this SRP, a state or federal court located in the United States (a “U.S. Court”) must declare, determine or find the shareholder to be (a) mentally incompetent to enter into a contract, to prepare a will or to make medical decisions or (b) mentally incapacitated, in both cases such determination must be made by a U.S. Court after the date the shareholder acquired the Shares to be redeemed.

A determination of incompetence or incapacitation by any person or entity other than a U.S. Court, or for any purpose other than those listed above, will not entitle a shareholder to the redemption terms available for a Determination of Incompetence under this SRP. Redemption requests following a Determination of Incompetence by a U.S. Court must be accompanied by the court order, determination or certificate of the court declaring the shareholder incompetent or incapacitated.

(8)           Termination, Suspension or Amendment of the SRP by the Company. The Company may (a) amend, suspend or terminate the SRP for any reason, or (b) increase or decrease the funding available for the redemption of Shares pursuant to paragraph 4(a) of the SRP, each upon ten business days’ notice to the Company’s shareholders. The Company may provide notice by including such information in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the SEC, or in a separate mailing to the shareholders. If and when a secondary market develops, the SRP will terminate.

(9)           Notice of Redemption Requests. Qualifying Shareholders who desire to redeem their Shares must provide written notice to the Company on the form provided by the Company.

(10)         Liability of the Company. The Company shall not be liable to any shareholder for any act or omission in connection with the SRP performed (or not performed) in good faith.

(11)         Governing Law. The SRP shall be governed by the laws of the State of Maryland.